Filed Pursuant to Rule 433
Registration Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Contingent Coupon and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF due June 2, 2028
Term Sheet to Amended and Restated Preliminary Pricing Supplement dated May 28, 2025
Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or “Guarantor”)
Underlyings:	The EURO STOXX 50® Index, the iShares® MSCI Mexico ETF and the iShares® MSCI India ETF
Pricing Date*:	May 30, 2025
Issue Date*:	June 4, 2025
Denominations:	$1,000 and any integral multiple of $1,000. References in the amended and restated pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Contingent Coupon Payments:
On each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the closing value of the Lowest Performing Underlying on the related Calculation Day is greater than or equal to its Coupon Barrier. Each Contingent Coupon Payment, if any, will be calculated per Security as follows: ($1,000 × Contingent Coupon Rate) / 12

Contingent Coupon Payment Dates:	Monthly, on the third business day following each Calculation Day; provided that the Contingent Coupon Payment Date with respect to the Final Calculation Day will be the Maturity Date.
Contingent Coupon Rate:	At least 8.40% per annum, to be determined on the pricing date
Automatic Call:
If the closing value of the Lowest Performing Underlying on any of the Calculation Days from November 2025 to April 2028, inclusive, is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security equal to the principal amount per Security plus a final Contingent Coupon Payment.

Calculation Days*:	Monthly, on the 28th day of each month, commencing June 2025 and ending April 2028, and May 30, 2028 (the “Final Calculation Day”).
Call Settlement Date:	Three business days after the applicable Calculation Day
Maturity Payment Amount (per Security):
●
if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its
Threshold Value: $1,000; or
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if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:
$1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

Maturity Date*:	June 2, 2028
Lowest Performing Underlying	For any Calculation Day, the Lowest Performing Underlying will be the Underlying with the lowest performance factor on that Calculation Day.
Performance Factor:	With respect to an Underlying on any Calculation Day, its closing value on such Calculation Day divided by its Starting Value (expressed as a percentage).
Starting Value:	For each Underlying, its closing value on the pricing date
Ending Value:	For each Underlying, its closing value on the Final Calculation Day
Coupon Barrier:	For each Underlying, 70% of its Starting Value
Threshold Value:	For each Underlying, 80% of its Starting Value
Buffer Amount:	20%
Summary of Terms (continued)
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 2.325% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711HKK8
Material Tax Consequences:	See the amended and restated preliminary pricing supplement.
* Subject to change.
** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services
Hypothetical Payout Profile (Maturity Payment Amount)

40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
20% Buffer
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Lowest Performing Underlying
Hypothetical Security Return
Hypothetical return of lowest performing Underlying

If the Securities are not automatically called prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying in excess of the Buffer Amount and will lose some, and possibly up to 80%, of the principal amount of your Securities at maturity.
Any return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying, but you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying in excess of the Buffer Amount on the Final Calculation Day if the Ending Value of that Underlying is less than its Threshold Value.
The initial estimated value of the Securities as of the pricing date is expected to be between $906.75 and $966.75 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying amended and restated preliminary pricing supplement and “Structuring the Securities” on page PS-34 of the accompanying amended and restated preliminary pricing supplement for additional information.
Amended and Restated Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000191870425008319/form424b2.htm
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying amended and restated preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying amended and restated preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying amended and restated preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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Your return on the Securities is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Securities.
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The Securities are subject to a potential automatic call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Securities.
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You may not receive any Contingent Coupon Payments.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing value of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable.
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Higher Contingent Coupon Rates are associated with greater risk.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Contingent Coupon Payment, payment upon automatic call or Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Calculation Days.
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A Contingent Coupon Payment Date, a Call Settlement Date and the Maturity Date may be postponed if a Calculation Day is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.
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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Any payments on the Securities and whether the Securities will be automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
o
Changes that affect the Index may adversely affect the value of the Securities and any payments on the Securities.
o
We cannot control actions by any of the unaffiliated companies whose securities are included the Index.
o
We and our affiliates have no affiliation with the index sponsor and have not independently verified its public disclosure of information.
o
Risks associated with the fund underlying index, or the underlying assets, of a Fund will affect the value of that Fund and hence the value of the Securities.
o
Changes that affect a Fund or its fund underlying index may adversely affect the value of the Securities and any payments on the Securities.
o
We cannot control actions by any of the unaffiliated companies whose securities are held by or included in a Fund or its fund underlying index.
o
We and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.
o
There are risks associated with funds.
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The Securities are subject to risks associated with foreign securities markets.
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The Securities are subject to foreign currency exchange rate risk.
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The performance of the INDA or the EWW may not correlate with the performance of its respective underlying index (each an “underlying index”) as well as the net asset value per share or unit of the INDA or the EWW, especially during periods of market volatility.
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The anti-dilution adjustments will be limited.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including amended and restated preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Amended and Restated Preliminary Pricing Supplement dated May 28, 2025, Product Supplement No. WF-1 dated March 8, 2023 and the Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying amended and restated preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying amended and restated preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying amended and restated preliminary pricing supplement, Product Supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.